Exhibit 99.1

Friday, August 6, 2010

Advant-e Corporation Announces Second Quarter 2010 Results

Company Reports Record Net Income for the Second Quarter of 2010; Revenue Growth of 6% over Q2 2009

DAYTON, Ohio, August 6, 2010 — Advant-e Corporation (OTC Bulletin Board: ADVC) today announced financial and operating results for the second quarter of 2010. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc. Edict Systems and Merkur Group are wholly owned subsidiaries of Advant-e Corporation.

For the second quarter of 2010 the Company reported revenue of $2,343,816, a 6% increase compared to revenue of $2,200,958 in the second quarter of 2009. Revenue from Edict Systems increased by 8% and revenue from Merkur Group increased by 2%.

Net income for the second quarter of 2010 was $399,840, or $.006 per share, a 28% increase compared to net income of $311,263, or $.005 per share, for the same period in 2009.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, remarked, “I am pleased to announce that we reported a record quarterly net income, which is our 28th consecutive profitable quarter.”

“Both Edict Systems and Merkur Group performed well. Edict Systems showed year over year growth in the grocery and automotive industries and Merkur Group increased revenue by 54% over the first quarter of this year”, continued Mr. Wadzinski. “I remain cautiously optimistic about our performance for the remainder of 2010 because our pipeline of opportunities is strengthening and we will continue to focus on cost control.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$2,343,816	2,200,958	4,537,637	4,356,250
Cost of revenue	921,566	930,171	1,855,550	1,829,830

Gross margin	1,422,250	1,270,787	2,682,087	2,526,420
Marketing, general and administrative expenses	815,838	837,504	1,674,941	1,724,789

Operating income	606,412	433,283	1,007,146	801,631
Other income, net	1,205	25,484	2,004	5,834

Income before income taxes	607,617	458,767	1,009,150	807,465
Income tax expense	207,777	147,504	345,034	261,526

Net income	$399,840	311,263	664,116	545,939

Earnings per share – basic and diluted	$.006	.005	.010	.008

Weighted average shares outstanding – basic and diluted	66,722,590	66,890,260	66,722,590	67,006,980

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2010 (Unaudited)	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$2,959,670	2,713,996
Accounts receivable, net	795,345	634,055
Prepaid software maintenance costs	191,517	162,507
Prepaid expenses and deposits	47,165	75,519
Prepaid income taxes	—	39,798
Deferred income taxes	160,903	139,144

Total current assets	4,154,600	3,765,019
Software development costs, net	227,091	149,956
Property and equipment, net	271,132	312,821
Goodwill	1,474,615	1,474,615
Other intangible assets, net	286,864	329,220

Total assets	$6,414,302	6,031,631

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$122,942	115,546
Dividend payable	667,226	1,334,452
Accrued salaries and other expenses	385,085	146,699
Income taxes payable	50,341	—
Deferred revenue	680,302	582,298

Total current liabilities	1,905,896	2,178,995
Deferred income taxes	252,678	261,024

Total liabilities	2,158,574	2,440,019

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued and outstanding at June 30, 2010; 66,951,010 shares issued and 66,722,590 shares outstanding at December 31, 2009	66,723	66,951
Paid-in capital	1,936,257	1,964,221
Retained earnings	2,252,748	1,588,632
Treasury stock at cost, 228,420 shares at December 31, 2009	—	(28,192)

Total shareholders’ equity	4,255,728	3,591,612

Total liabilities and shareholders’ equity	$6,414,302	6,031,631

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$664,116	545,939
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	110,020	125,716
Amortization of software development costs	30,669	40,892
Amortization of other intangible assets	42,356	42,356
Loss on disposal of property and equipment	800	—
Deferred income taxes	(30,105)	(74,778)
Purchases of trading securities	—	(87,591)
Proceeds from sales of trading securities	—	123,056
Net unrealized gain on trading securities	—	(24,158)
Net realized loss on sales of securities	—	24,082
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(161,290)	(111,470)
Prepaid software maintenance costs	(29,010)	(20,210)
Prepaid expenses and deposits	28,354	15,258
Prepaid income taxes	39,798	(2,709)
Accounts payable	7,396	(49,749)
Accrued salaries and other expenses	238,386	64,163
Income taxes payable	50,341	—
Deferred revenue	98,004	30,153

Net cash flows from operating activities	1,089,835	640,950

Cash flows from investing activities:
Purchases of property and equipment	(69,131)	(9,569)
Software development costs	(107,804)	—

Net cash flows from investing activities	(176,935)	(9,569)

Cash flows from financing activities:
Purchase of treasury shares	—	(42,190)
Dividends paid	(667,226)	—

Net cash flows from financing activities	(667,226)	(42,190)

Net increase in cash and cash equivalents	245,674	589,191
Cash and cash equivalents, beginning of period	2,713,996	2,090,005

Cash and cash equivalents, end of period	$2,959,670	2,679,196

Supplemental disclosures of cash flow items:
Income taxes paid	$285,000	339,013
Non-cash transaction: retirement of shares	28,192	623

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.